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INDEPENDENT AUDITORS' CONSENT

Rydex Variable Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 01 to Registration Statement No. 333-57017 of our report dated February 12, 1999 appearing in the Rydex. Variable Trust's Annual Report to Shareholders for the year ended December 31, 1998 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Princeton, New Jersey
April 15, 1999